Ratio of Earnings to Fixed Charges                                Exhibit 12


                                                      Six Months
                                                        Ended
                                                     June 30, 1997

 Earnings

 Income before interest expense  . . . . . . . . .       $15,817

 Add:

 Income tax items  . . . . . . . . . . . . . . . .         5,215

 Income tax on other income  . . . . . . . . . . .         1,246

 Amortization of debt discount, premium expense  .           144

 AFUDC - borrowed funds  . . . . . . . . . . . . .            13

 Interest on rentals . . . . . . . . . . . . . . .           454

       Total Earnings  . . . . . . . . . . . . . .       $22,889



 Fixed Charges

 Interest on long-term debt  . . . . . . . . . . .       $ 4,820

 Other interest  . . . . . . . . . . . . . . . . .           409

 Amortization of debt discount, premium expense  .           144

 Interest on rentals . . . . . . . . . . . . . . .           454

       Total Fixed Charges . . . . . . . . . . . .      $  5,827



 Ratio of Earnings to Fixed Charges  . . . . . . .         3.93x